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                                                                EXHIBIT 23.1(a)


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Glendale Federal Bank, Federal Savings Bank


     We consent to the use of our report dated July 20, 1998, included herein, relating to the consolidated statements of financial condition of Glendale Federal Bank, Federal Savings Bank and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the Form 8-K of Golden State Holdings Inc. dated September 25, 1998.


                                                  /s/ KMPG Peat Marwick LLP
                                                  KMPG Peat Marwick LLP






Los Angeles, California
September 24, 1998